SPHERE 3D CORP.

ARTICLES OF AMENDMENT

OF

SERIES I PREFERRED SHARES

The undersigned, Kurt Kalbfleisch, does hereby certify that:

1. He is the Chief Executive Officer of Sphere 3D Corp., an Ontario corporation (the "Corporation").

2. The Corporation is authorized to issue an unlimited number of preferred shares, issuable in series.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate and articles of incorporation of the Corporation, as amended, provides that the Corporation is authorized to issue an unlimited number of preferred shares, issuable in one or more series;

WHEREAS, the Board of Directors is authorized to fix the number of shares in each series of preferred shares and to determine dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences attaching to each series of preferred shares; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to create a new series of preferred shares and to fix the rights, preferences, restrictions and other matters relating to such series of the preferred shares;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the creation of a new series of preferred shares, being an unlimited number of Series I Preferred Shares, for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series I Preferred Shares as follows:

The Series I Preferred Shares shall have the following rights, privileges, restrictions and conditions (the "Series I Preferred Share Provisions"):

1. DEFINITIONS

1.1 In these Series I Preferred Share Provisions, the following words and phrases shall have the following meanings:

(a) "Act" means the Business Corporations Act (Ontario), as now enacted or as it may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any references herein to specific provisions thereof shall be read as referring to such amended, re-enacted or replaced provisions);

(b) "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act;

(c) "Arrangement Agreement" means that certain arrangement agreement, dated as of March 5, 2026, by and among the Corporation, Cathedra Bitcoin Inc. and S3D Acquisition Corp.;

(d) "Business Day" means a day other than a Saturday, Sunday or any other statutory holiday in the City of New York, New York or in the City of Toronto, Ontario;

(e) "Closing Sale Price" means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the Corporation.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, consolidation, combination, conversion, exchange, reclassification, substitution or other similar recapitalization during such period;

(f) "Commission" means the U.S. Securities and Exchange Commission;

(g) "Common Shares" means the common shares of the Corporation;

(h) "Corporation" means Sphere 3D Corp., an Ontario corporation;

(i) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(j) "Holder" in respect of any Series I Preferred Share, means the registered holder thereof;

(k) "Initial Issue Date" means the date of initial issuance of Series I Preferred Shares;

(l) "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind;

(m) "Principal Market" means, as of any time of determination, the principal Trading Market, if any, in which the Common Shares are listed or quoted for trading on the date in question;

(n) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(o) "Series H Preferred Shares" means the Series H Preferred Shares, no par value, of the Corporation;

(p) "Series I Conversion Rate" at any time means the number of Common Shares into which one Series I Preferred Share may be converted, as may be equitably adjusted from time to time pursuant to these Series I Preferred Share Provisions for stock splits, dividends and similar combinations or subdivisions applicable to all Common Shares;

(q) "Series I Preferred Holder Approval" means the approval of the Holders of the Series I Preferred Shares given in writing by the Holders of a majority of the outstanding Series I Preferred Shares (or such greater percentage as may be required by applicable law) or by a resolution passed by a majority of the votes cast by the Holders of Series I Preferred Shares who voted in respect of that resolution (or such greater percentage as may be required by applicable law);

(r) "Series I Preferred Shares" means the Series I Preferred Shares, no par value, of the Corporation;

(s) "Trading Day" means a day on which the Principal Market is open for business;

(t) "Trading Market" means any of the following markets or exchanges: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing);

(u) "Transfer Agent" means TMX Equity Transfer, and any successor transfer agent of the Corporation;

(v) "Year 1 Dividend Rate" means 8.00%;

(w) "Year 2 Dividend Rate" means 8.00%; and

(x) "Year 3 Dividend Rate" means 8.00%.

2. DIVIDENDS

Subject to the rights of the holders of any Series H Preferred Shares, until the thirty-six (36) month anniversary of the Initial Issue Date, the Holders of outstanding Series I Preferred Shares shall be entitled to receive, except to the extent prohibited by applicable law governing distributions to shareholders, dividends payable annually on June 1st of each applicable calendar year (provided, however, that if such date is not a Business Day, the relevant annual dividend shall be payable on the first Business Day following such date) (each date a "Series I Annual Dividend Payment Date"), which dividends shall be paid in Series I Preferred Shares (such shares, the "PIK Shares"), at (i) the Year 1 Dividend Rate for the first twelve (12) months following the Initial Issue Date, (ii) the Year 2 Dividend Rate for the second twelve (12) months following the Initial Issue Date, and (iii) the Year 3 Dividend Rate for the third twelve (12) months following the Initial Issue Date, in each case rounded down to the nearest whole share. For the avoidance of doubt, (a) the number of PIK Shares issuable to each Holder on each Series I Annual Dividend Payment Date shall be calculated based on the number of Series I Preferred Shares held by such Holder on the applicable Series I Annual Dividend Payment Date and (b) the Holders of Series I Preferred Shares shall have no right to receive dividends following the thirty-six (36) month anniversary of the Initial Issue Date.

3. CANCELLATION OF SHARES

Series I Preferred Shares that are redeemed by the Corporation pursuant to any of the provisions hereof shall be cancelled on and as of the date of such redemption.

4. VOTING RIGHTS

The Holders of Series I Preferred Shares shall be entitled to receive notice of, and to attend (in a non-voting capacity) all meetings of shareholders of the Corporation, other than a meeting of the Holders of any other class of shares meeting separately as a class (but for certainty, Holders shall be entitled to receive notice of, and to attend (in a non-voting capacity) all meetings of holders of Common Shares. Other than with respect to the matters contained herein which specifically provide the Holders with certain limited voting rights and except as otherwise required by law, the Series I Preferred Shares shall have no voting rights.

5. CONVERSION

5.1 CONVERSIONS AND ADJUSTMENTS

Upon and subject to the terms and conditions set out in this Section 5.1, the Holder shall have the right to convert all or any part of its Series I Preferred Shares, other than any PIK Shares, into the number of fully paid and non-assessable Common Shares that is equal to (i) the number of Series I Preferred Shares to be converted, multiplied by (ii) the Series I Conversion Rate in effect on the applicable Conversion Date (as defined below) (the "Conversion Shares"), provided that the Holder may effect such conversion only to the extent permitted by the following schedule:

(a) on or after the date that is the twelve (12) month anniversary of the Initial Issue Date, up to 33-1/3% of the Series I Preferred Shares issued to such Holder on the Initial Issue Date (excluding PIK Shares);

(b) on or after the date that is the twenty-four (24) month anniversary of the Initial Issue Date, up to an aggregate of 66-2/3% of the Series I Preferred Shares issued to such Holder on the Initial Issue Date (excluding PIK Shares); and

(c) on or after the date that is the thirty-six (36) month anniversary of the Initial Issue Date, up to an aggregate of 100% of the Series I Preferred Shares issued to such Holder on the Initial Issue Date (excluding PIK Shares).

On or after the thirty-six (36) month anniversary of the Initial Issue Date, upon and subject to the terms and conditions set out in this Section 5.1, the Holder shall have the right to convert all or any part of the PIK Shares into the number of fully paid and non-assessable Common Shares that is equal to the number of PIK Shares to be converted multiplied by the Series I Conversion Rate in effect on the date of conversion. Unless and until adjusted in accordance with these Series I Preferred Share Provisions, the Series I Conversion Rate shall be equal to 1:1, meaning, for the avoidance of doubt, that each Series I Preferred Share shall be convertible into one (1) Common Share, subject to appropriate adjustment from the date hereof in the event of any stock dividend, stock split, consolidation, combination, conversion, exchange, reclassification, substitution or other similar recapitalization with respect to the Common Shares.

Notwithstanding anything to the contrary contained in this Section 5.1 (including the foregoing conversion schedule and the limitation on conversion of PIK Shares prior to the thirty-six (36) month anniversary of the Initial Issue Date), if Joel Block ceases to be the Chief Executive Officer of the Corporation as a result of (x) a termination without cause, (y) Mr. Block's resignation for Good Reason (as defined in his applicable employment agreement with the Corporation at such time) or (z) Mr. Block's entry into a mutually agreed upon separation agreement with the Corporation and/or is not included on the management slate of directors of the Corporation at any shareholders meeting, then, effective upon such occurrence, the Holder shall have the right to convert, in whole or in part and at any time thereafter, all of its Series I Preferred Shares, including any and all PIK Shares issued (or paid) to the Holder on or prior to such time, into Common Shares at the Series I Conversion Rate in effect on the applicable Conversion Date, in each case upon and subject to the terms and conditions set out in this Section 5.1.

The Corporation shall not issue any Common Shares upon conversion of any Series I Preferred Shares or otherwise pursuant to the terms of these Series I Preferred Share Provisions, if the issuance of such Common Shares would exceed the aggregate number of Common Shares which the Corporation may issue upon conversion of the Series I Preferred Shares without breaching the Corporation's obligations under the rules and regulations of the Principal Market (the maximum number of Common Shares which may be issued without violating such rules and regulations, the "Exchange Cap"), except that such limitation shall not apply in the event that the Corporation obtains the approval of its shareholders as required by the applicable rules and regulations of the Principal Market for issuances of Common Shares in excess of such amount.  Until such approval is obtained, no Holder shall be issued in the aggregate, upon conversion of any Series I Preferred Shares, Common Shares in an amount greater than the product of (i) the Exchange Cap as of the Initial Issue Date multiplied by (ii) the quotient of (1) the aggregate number of Series I Preferred Shares issued to such Holder on the Initial Issue Date, divided by (2) the aggregate number of shares of Series I Preferred Shares outstanding as of the Initial Issue Date (with respect to each Holder, the "Exchange Cap Allocation").  In the event that any Holder shall sell or otherwise transfer any of such Holder's Series I Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation with respect to such portion of such Series I Preferred Shares so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee.

Under no circumstance shall the Corporation be required to settle the Series I Shares in cash. The Corporation is permitted to settle Series I Preferred Shares in unregistered shares of Common Shares.

5.2 AVOIDANCE OF FRACTIONAL SHARES

In any case where a fraction of a Common Share would otherwise be issuable on conversion of one or more Series I Preferred Shares, the Corporation shall adjust such fractional interest by rounding down to the nearest whole share.

5.3 RESERVATION OF COMMON SHARES

So long as any of the Series I Preferred Shares are outstanding and entitled to the right of conversion herein provided, the Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting such conversion, a sufficient number of unissued Common Shares to enable all of the Series I Preferred Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this Section 5.

5.4 MECHANICS OF CONVERSION

(a) To effect a conversion, a Holder shall deliver to the Corporation (or, at the Corporation's direction, the Transfer Agent) a written notice of conversion in substantially the form attached as Annex A (a "Notice of Conversion"), duly completed and executed, specifying (i) the number of Series I Preferred Shares the Holder elects to convert, (ii) the name(s) in which the Conversion Shares are to be registered, and (iii) delivery instructions, including, if applicable, DWAC instructions.

(b) A conversion shall be deemed to have been effected (the "Conversion Date") as of the close of business in New York, New York on the date a properly completed Notice of Conversion is received by the Corporation (or the Transfer Agent, if applicable).

(c) As of the Conversion Date, (i) the Series I Preferred Shares converted shall be deemed cancelled and the rights of the Holder with respect to such converted Series I Preferred Shares shall cease, and (ii) the Holder shall be deemed to be the holder of record of the Conversion Shares issuable upon such conversion.

(d) In the case of any partial conversion, the Corporation shall cause the Transfer Agent to issue and deliver to the Holder evidence of the number of Series I Preferred Shares remaining outstanding after giving effect to such conversion.

5.5 DELIVERY OF CONVERSION SHARES

Within three (3) Trading Days following the Conversion Date (the "Share Delivery Date"), the Corporation shall cause the Transfer Agent to deliver the Conversion Shares to the Holder in accordance with the delivery instructions set forth in the Notice of Conversion (including, if applicable, by DWAC). The Corporation shall be responsible for all fees of the Transfer Agent associated with such issuance and delivery; provided that the Holder shall be responsible for any transfer taxes that may be payable with respect to any issuance in a name other than the Holder.

6. LIQUIDATION, DISSOLUTION, WINDING-UP, MERGER, SALE OR DISPOSITION

(a) In the event of an ordinary liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the Series I Preferred Shares shall entitle each of the Holders thereof to receive an amount per Series I Preferred Share equal to the  greater of (i) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such ordinary liquidation, dissolution or winding-up of the Corporation and (ii) the amount that such Holder would have been entitled to receive in such ordinary liquidation, dissolution or winding-up of the Corporation, if such Series I Preferred Share had been converted into Common Shares immediately prior thereto, the whole to be paid before any amount is paid or any assets of the Corporation are distributed to the holders of Common Shares or any other shares ranking junior to the Series I Preferred Shares on any such ordinary liquidation, dissolution, winding-up or distribution. Upon payment of the amounts so payable to them in the event of an ordinary liquidation, dissolution or winding-up of the Corporation, the Holders of Series I Preferred Shares and Common Shares shall not be entitled to share in any further distribution of assets of the Corporation.

(b) A deemed liquidation (each a "Deemed Liquidation") shall be deemed to occur upon any other liquidation, dissolution, or winding up of the Corporation, other than an ordinary liquidation covered by Section 6(a) above, in connection with (i) a sale, conveyance, exclusive license or other disposition of all or substantially all of the undertaking, property or assets (including, without limitation, the material intellectual property) of the Corporation, where the shareholders of the Corporation immediately prior to the transaction do not collectively own, directly or indirectly, a majority interest in any purchasing or acquiring entity following the transaction; (ii) a merger or amalgamation of the Corporation with or into, or consolidation of the Corporation with, any other corporation in which the shareholders of the Corporation immediately prior to the transaction do not collectively own, directly or indirectly, a majority of the voting power of the surviving corporation following the transaction; or (iii) the sale, exchange or other disposition of the outstanding Common Shares of the Corporation or any reorganization or other transaction in which the shareholders of the Corporation immediately prior to the transaction do not own, directly or indirectly, a majority of the voting power of the surviving corporation following the transaction. In the event of a Deemed Liquidation where the nature of the transaction is such that the consideration (whether in the form of cash, securities or other property) in connection with such Deemed Liquidation would be receivable by the shareholders of the Corporation, then all distributions and payments in respect of such Deemed Liquidation shall be made to the holders of Series I Preferred Shares and Common Shares on a pro rata basis, treating all outstanding Series I Preferred Shares as if they had been converted into of Common Shares immediately prior to such Deemed Liquidation. The Holders of the Series I Preferred Stock and holders of Common Shares (which, for the avoidance of doubt, constitute all shares of the Corporation's capital stock junior to the Series H Preferred Shares as of the date of creation of the Series I Preferred Shares) shall receive at the closing of such Deemed Liquidation such portion of the aggregate consideration (whether in the form of cash, securities or other property) receivable by the shareholders of the Corporation in connection with such Deemed Liquidation (the "Aggregate Consideration") on a pro rata basis, treating all outstanding Series I Preferred Shares as if they had been converted into Common Shares immediately prior to such Deemed Liquidation. As a result, Holders of Series I Preferred Shares and holders of Common Shares shall be entitled to the same form of Aggregate Consideration upon the occurrence of a Deemed Liquidation.

The Corporation shall provide the Holders with at least ten (10) Business Days' prior written notice of the consummation of any Deemed Liquidation.

7. ADDITIONAL RESTRICTIONS

Except as provided in Section 6, the Common Shares shall rank junior to the Series I Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Series I Preferred Shares. The Series H Preferred Shares shall rank senior to the Series I Preferred Shares.

Until the date following the thirty-six (36) month anniversary of the Initial Issue Date, except as specifically contemplated by these Series I Preferred Share Provisions, the Corporation shall not, without the approval of a majority of Holders (with each such share having one vote):

(a) Make any return of capital in respect of any shares of the Corporation ranking as to capital junior to the Series I Preferred Shares, except if a return of capital is made with respect to the Common Shares and the Holders are entitled to participate in such return of capital on a pari passu basis with the holders of Common Shares; provided, that the foregoing shall not restrict the Corporation from redeeming or otherwise repurchasing common share purchase warrants or any other securities convertible into or exchangeable for Common Shares; and

(b) Make any return of capital in respect of any shares, ranking as to payment of dividends or return of capital on a parity with the Series I Preferred Shares, except if a return of capital is made with respect to the Common Shares and the Holders are entitled to participate in such return of capital on a pari passu basis with the holders of Common Shares; provided, that the foregoing shall not restrict the Corporation from redeeming or otherwise repurchasing common share purchase warrants or any other securities convertible into or exchangeable for Common Shares.

8. MODIFICATION

Subject to the provisions of the Act, the rights, privileges, restrictions and conditions attaching to the Series I Preferred Shares may be deleted, varied, modified, amended or amplified with prior Series I Preferred Holder Approval.

9. MISCELLANEOUS

9.1 NOTICES

Any notice required or permitted to be given to any Holder shall be delivered by courier to such Holder at its address as it appears on the records of the Corporation or in the event of the address of any such Holder not so appearing, then to the last address of such Holder known to the Corporation.

9.2 GENDER, ETC.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

9.3 CURRENCY

All monetary amounts referred to herein shall be in lawful money of the United States unless otherwise indicated.

9.4 HEADINGS

The division of these Series I Preferred Share Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

9.5 BUSINESS DAY

In the event that any date upon which any action is required to be taken by the Corporation or any Holder hereunder, is not on a Business Day or during a Business Day, then such action shall be required to be taken on or by the next succeeding day which is a Business Day.

RESOLVED, FURTHER, that the Chief Executive Officer is hereby authorized and directed to prepare and file these articles of amendment in accordance with the foregoing resolution and the provisions of the laws of the Province of Ontario, Canada.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 29th day of May, 2026.

/s/ Kurt Kalbfleisch

Name:  Kurt Kalbfleisch

Title:  Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series I Preferred Shares indicated below into common shares (the "Common Shares"), of SPHERE 3D CORP., an Ontario corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of Series I Preferred Shares owned prior to Conversion: _______________

Number of Series I Preferred Shares to be Converted: ________________________

Number of Common Shares to be Issued: ___________________________

Number of Series I Preferred Shares to be owned subsequent to Conversion: ________________

Address for Delivery: ______________________

or

DWAC Instructions:

Broker no: ___________

Account no: ___________